EXHIBIT 99.2
                                  ------------

Wednesday July 12, 11:35 am Eastern Time

Company Press Release

SOURCE: Magellan Technology Inc.

                Magellan Changes Name to BioMeridian Corporation

Draper, Utah, July 12 /PRNewswire/ -- Magellan Technology Inc. ("Magellan") [OTC Bulletin Board: MGLN - news], having received shareholder approval at the Annual Meeting of Shareholders held on Friday, July 7, 2000, announces the company's name change to BioMeridian Corporation ("BioMeridian") to better align the parent corporation with its health care subsidiaries.

BioMeridian's current marketplace is estimated at one million medical practitioners, many of whom are not yet familiar with the products and services of BioMeridian. While BioMeridian is the world leader in bioenergetic and biochemical medical instrument technology for the Complementary and Alternative Medicine ("CAM") industry, most conventional physicians have not been educated in these technologies. Accordingly, BioMeridian is re-aligning parent and subsidiaries in a coordinated strategy to bring these natural modalities to the medical practitioner.

The name change of Magellan to BioMeridian provides a distinctive corporate identity and further reveals BioMeridian as the leader in device sales in the CAM marketplace. BioMeridian's products and services are currently sold to health care professionals in the United States, Canada and 15 other foreign countries.

For  additional  company  information  on  the  World  Wide  Web,  please  go to
www.biomeridian.com.   For   investor   relations,   contact   Reed  Steiner  at
801-501-7517.

SOURCE: Magellan Technology Inc.